                                                                     EXHIBIT 2.7









                            ASSET PURCHASE AGREEMENT


                         Dated as of November 12, 1998,


                                  by and among


                            METAMOR WORLDWIDE, INC.,


                           METAMOR TECHNOLOGIES, LTD.,


                          NEW TECHNOLOGY PARTNERS, INC.


                                       and


                THE SHAREHOLDERS OF NEW TECHNOLOGY PARTNERS, INC.

                                TABLE OF CONTENTS

                                   ARTICLE 1

                                  DEFINITIONS

     1.1      Certain Definitions..............................................1

                                   ARTICLE 2

                  PURCHASE AND SALE OF ASSETS; PURCHASE PRICE

     2.1      Purchase and Sale of Purchased Assets............................2
     2.2      Consideration....................................................2
     2.3      Buyer's Assumed Obligations......................................2
     2.4      Seller's Retained Liabilities....................................3
     2.5      Earn-Out Payments................................................3
     2.6      Date and Form of Payment.........................................3
     2.7      Net Working Capital Adjustment...................................4

                                   ARTICLE 3

                       REPRESENTATIONS AND WARRANTIES OF
                          SELLER AND THE SHAREHOLDERS

     3.1      Organization; Authorization......................................5
     3.2      Consents; Absence of Conflicts...................................5
     3.3      Litigation.......................................................6
     3.4      Compliance with Laws.............................................6
     3.5      Title and Sufficiency of Purchased Assets.  .....................6
     3.6      Intercompany Obligations.........................................6
     3.7      Books and Records................................................6
     3.8      Contracts........................................................6
     3.9      Taxes............................................................7
     3.10     Bills and Invoices...............................................7
     3.11     Employee Benefit Plans...........................................7
     3.12     Employees and Employee Relations.................................8
     3.13     Immigration Act..................................................8
     3.14     Financial Information; Subsequent Events.........................9
     3.15     Consultants.....................................................11
     3.16     Anticipated Demand for Services.................................11
     3.17     Tangible Assets.................................................11
     3.18     Real Property...................................................11
     3.19     Intellectual Property...........................................12
     3.20     Notes and Accounts Receivable...................................14
     3.21     Insurance.......................................................14
     3.22     Brokers' Fees...................................................15
     3.23     Disclosure......................................................15

                                   ARTICLE 3A

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     3.1A     Organization; Authorization; Qualification......................16
     3.2A     Absence of Conflicts............................................16


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
                                   ARTICLE 4

                          CLOSING CONDITIONS; CLOSING
    4.1      Closing.....................................................16
    4.2      Conditions to Closing.......................................16
    4.3      Documents to Become Effective at Closing....................18
    4.4      Action to be Taken by Seller at the Closing.................18
    4.5      Actions To Be Taken by Buyer at the Closing.................19

                                   ARTICLE 5

                                INDEMNIFICATION

    5.1      Buyer's Indemnities.........................................20
    5.2      Seller's and Shareholders' Indemnities......................20
    5.3      Exceptions to Buyer and Seller Indemnities..................21
    5.4      Payment; General Right of Offset............................21

                                   ARTICLE 6

                            MISCELLANEOUS AGREEMENTS

    6.1      Pre-Closing Covenants.......................................22
    6.2      Employment of NTPC Employees................................23
    6.3      Employee Benefit Matters....................................23
    6.4      Warn Act....................................................25
    6.5      Change of Name..............................................25
    6.6      Website.....................................................26
    6.7      Domain......................................................26
    6.8      Exclusive Designation.......................................26
    6.9      Receipt of Payment..........................................26
    6.10     Forwarding Services.........................................27
    6.11     Further Assurances..........................................27
    6.12     Payment of Obligations......................................27
    6.13     Transition Assistance.......................................27
    6.14     Covenant Not to Compete.....................................27
    6.15     Confidentiality.............................................28
    6.16     Conduct of Business During Earn-Out Period..................28
    6.17     Access......................................................28
    6.18     Brokerage Fees..............................................29
    6.19     Assignment..................................................29
    6.20     Notices.....................................................29
    6.21     Choice of Law...............................................30
    6.22     Entire Agreement; Amendments and Waivers....................30
    6.23     Facsimile/Counterparts......................................30
    6.24     Expenses of this Agreement..................................31
    6.25     Invalidity..................................................31
    6.26     Headings; References........................................31
    6.27     No Third Party Beneficiaries................................31
    6.28     No Merger...................................................31
    6.29     Survival of Representations and Warranties..................31
    6.30     Further Assurances..........................................31


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



EXHIBITS

     Exhibit A        Definitions
     Exhibit B        Purchased Assets
     Exhibit C        Assumed Obligations
     Exhibit D        Form of Legal Opinion by Counsel to Seller
     Exhibit E        Employment Agreement
     Exhibit F        Non-Competition/No Solicitation Agreement
     Exhibit G        Transition Agreement
     Exhibit H        Sublease Agreement
     Exhibit I        Form of General Conveyance, Assignment, Bill of Sale
                      and Assumption Agreement

ANNEX I   Determination of Adjusted EBIT
ANNEX II  Estimated Net Working Capital

SCHEDULES

     Schedule 3.2     Consents Needed
     Schedule 3.11    Employee Benefit Plans
     Schedule 3.12    Employees
     Schedule 3.14    Financial Statements
     Schedule 3.15    Consultants (Independent Contractors)
     Schedule 3.18    Real Property Leases
     Schedule 3.19    Intellectual Property
     Schedule 3.21    Insurance



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



                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT"), dated as of November 12, 1998, is entered into by and among Metamor Worldwide, Inc., a Delaware corporation ("METAMOR") and Metamor Technologies, Ltd., an Illinois corporation and a wholly-owned subsidiary of Metamor, ("BUYER"), New Technology Partners, Inc., a Delaware corporation ("SELLER"), and the shareholders of Seller as set forth on the signature page hereto ("SHAREHOLDERS").

         WHEREAS, Seller owns and operates a division known under the names NTP Consulting and New Technology Partners Consulting (together, "NTPC"), which is an information technologies consulting business (the "BUSINESS");

         WHEREAS, Seller owns and operates a division known under the name NTP Software, which is engaged in the development of software for commercial sale and the provision of installation and maintenance services solely associated with such software (the "RETAINED BUSINESS");

         WHEREAS, as part of the Business, Seller has employees and/or engages consultants who provide information technology services both as employees of Seller or as independent contractors (collectively, the "CONSULTANTS");

         WHEREAS, Seller employs individuals in NTPC whose principal duties relate to the Business (some of whom, but not all, are Consultants) ("NTPC EMPLOYEES");

         WHEREAS, together with the Consultants, Seller owns and operates certain assets that are used or useful to NTPC and the operation of the Business;

         WHEREAS, Seller desires to sell and transfer to Buyer all of the assets related to the Business, and Buyer desires to purchase all of the assets related to the Business from Seller, on the terms and conditions described herein;

         WHEREAS, Buyer desires to employ or engage in addition to the Consultants and the NTPC Employees certain key employees ("KEY EMPLOYEES"), and Seller desires to release the Consultants, the NTPC Employees and the Key Employees from their employment or engagement with Seller;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         1.1 CERTAIN DEFINITIONS. Capitalized terms used in this Agreement but not defined in the body hereof shall have the meanings ascribed to them in Exhibit A.

                                    ARTICLE 2

                   PURCHASE AND SALE OF ASSETS; PURCHASE PRICE

         2.1 PURCHASE AND SALE OF PURCHASED ASSETS. Subject to the terms and conditions of this Agreement at the Closing, Seller will grant, bargain, sell, convey, transfer, assign and deliver to Buyer all tangible and intangible assets of any nature specifically relating to or primarily used in the Business (the "PURCHASED ASSETS"). The Purchased Assets which are more specifically set forth in Exhibit B to this Agreement, include but are not limited to:

         (a)      all Accounts Receivable;
         (b)      all Intellectual Property;
         (c)      all Customer Contracts;
         (d)      all Consultant Contracts;
         (e)      all Personal Property;
         (f)      all Confidential Information;
         (g) all Books and Records; provided, however, that the Books and Records that are intermingled with the books and records of Seller's other operations such that they can not be reasonably separated may be held with Seller, as custodian for Buyer, until such time as duplicate sets can be provided to Buyer (such period not to exceed 60 days from the date hereof);
         (h)      all Work in Progress;
         (i)      the Corporate Names;
         (j) all designations, certifications and awards related to the Business;
         (k)      all Customer-Related Data;
         (l)      the Website;
         (m)      the Domain;
         (n)      the Phone Number; and
         (o)      the goodwill and going-concern value of the Business.

         The Purchased Assets will be transferred to Buyer free of any and all Liens.

         2.2 CONSIDERATION. The consideration (exclusive of the Assumed Obligations (as defined below) to be paid by Buyer to Seller for the sale, transfer, assignment, conveyance and delivery of the Purchased Assets shall be comprised of $7,556,286.93, payable in cash at the Closing or by wire transfer contemporaneous with the Closing (the "CASH PORTION OF THE PURCHASE PRICE"), and an additional Earn-Out Payment (as defined below), provided that the sum of the Cash Portion of the Purchase Price and the Earn-Out Payment shall never exceed $9,056,286.93. The Cash Portion of the Purchase Price and the Earn-Out Payment shall be referred to herein as the "Consideration."

         2.3 BUYER'S ASSUMED OBLIGATIONS. Buyer hereby assumes those obligations set forth in detail in Exhibit C to this Agreement (the "ASSUMED OBLIGATIONS"). Buyer shall assume no liabilities, whether contingent or otherwise, and shall not be obligated to pay any liability of Seller other than the Assumed Obligations.


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         2.4 SELLER'S RETAINED LIABILITIES. Except for the Assumed Obligations,
it is understood and agreed that Seller shall retain all liability for, and Buyer shall not assume or have any obligation with respect to, any obligations or liabilities of Seller or its Affiliates that are attributable to the Purchased Assets or the Business (all such obligations and liabilities being herein referred to as the "EXCLUDED LIABILITIES"), including, without limitation, all obligations and liabilities attributable to the following: (i) any and all obligations arising under law or contract with respect to any individual in connection with his or her employment by Seller or its Affiliates or in connection with Seller's or its Affiliates' termination of such individual's employment at any time; (ii) the performance, nonperformance or breach by Seller or its Affiliates of any of the Customer Contracts, or any obligation or commitment arising or accruing thereunder before the Effective Time; (iii) Seller's or its Affiliates' ownership, use, or operation of the Purchased Assets prior to the Effective Time; (iv) the violation by Seller or its Affiliates of any laws, regulations, ordinances or any other legal requirement to which any of Seller or its Affiliates is subject relating to the ownership, use or operation by Seller or its Affiliates of the Purchased Assets; and (v) all Taxes payable with respect to the Purchased Assets and the Business or the ownership, use or operation thereof by Seller or its Affiliates on or before the Effective Time.

         2.5 EARN-OUT PAYMENTS. Buyer agrees to pay to Seller, if earned, the following earned payout amount: an earned payout amount (the "EARN-OUT PAYMENT") equal to the product of 5.5 multiplied by the amount, if any, by which the Adjusted EBIT of NTPC for the twelve (12) month period ending December 31, 1999 exceeds the Adjusted EBIT of NTPC for the twelve (12) month period ending December 31, 1998 (the "1998 PERIOD"). In no event shall the Consideration exceed $9,056,286.93 and, to the extent that the Earn-Out Payment would cause the aggregate amount of Consideration to exceed $9,056,286.93, such payment shall be accordingly reduced.

         The period from January 1, 1999 to and including December 31, 1999 shall be referred to as the "EARN-OUT PERIOD." Metamor shall ensure that Buyer has sufficient capital to meet its obligations under this Agreement.

         2.6 DATE AND FORM OF PAYMENT. The Earn-Out Payment, if earned, shall be paid by wire transfer on or before March 15, 2000 (unless such Earn-Out Payment is subject to a good faith dispute, in which case such Earn-Out Payment shall be payable within the time period provided for below) and shall be based on the internally-generated financial statements prepared in accordance with GAAP, consistently applied (which have been prepared under the direction of Buyer) of the Business for the Earn-Out Period. Buyer shall deliver to Seller no later than February 15, 2000, the internally-generated financial statements of the Business prepared in accordance with GAAP, consistently applied for the 1998 Period and the Earn-Out Period. A computation of the Adjusted EBIT of the Business for the 1998 Period and the Earn-Out Period shall be prepared by Buyer in the form of a report in accordance with Annex I hereto and delivered to Seller on or prior to February 28, 2000.

         In the event there is a dispute between Buyer and Seller regarding the Earn-Out Payment, the Earn-Out Payment shall be determined by Ernst & Young LLP in accordance with this Agreement (at the joint expense of Buyer and Seller). Buyer and Seller shall use all reasonable efforts to cause such determination (each an "E&Y EARN-OUT PAYMENT DETERMINATION") to be submitted in writing


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to Buyer and Seller no later than March 15, 2000. The E&Y Earn-Out Payment
Determination shall be final, conclusive and binding on the Parties and an adjustment to the Earn-Out Payment shall be made accordingly within ten (10) days from receipt of the E&Y Earn-Out Payment Determination.

         2.7 NET WORKING CAPITAL ADJUSTMENT.

         The estimated Net Working Capital of the Business as of the Closing Date (the "ESTIMATED NET WORKING CAPITAL") shall be that amount set forth in Annex II hereto, as determined by the Parties in accordance with the provisions hereof, and shall be based on the Business' estimated financial statements as of the Closing Date, which will have been prepared in accordance with GAAP and delivered by Seller to Buyer three (3) days before the time of Closing. In the event that the Estimated Net Working Capital is more than $605,000, Buyer shall pay to Seller at the Closing the amount of such excess. In the event that the Estimated Net Working Capital is less than $605,000, Seller shall pay to Buyer at the Closing the amount of such deficiency from the proceeds to be delivered at the Closing. Within ten (10) days of the Closing Date, Seller shall deliver revised financial statements as of the Closing Date, which shall have been prepared in accordance with GAAP, reflecting the Seller's proposed final figure for the Net Working Capital of the Business as of the Closing Date (the "FINAL NET WORKING CAPITAL"). In the event that the Final Net Working Capital as of the Closing Date is more than the Estimated Net Working Capital, Buyer shall pay to Seller the amount of such excess (the "EXCESS WORKING CAPITAL"). In the event that the Final Net Working Capital as of the Closing Date is less than the Estimated Net Working Capital, Seller shall pay to Buyer the amount of such shortfall (the "WORKING CAPITAL DEFICIENCY"). In the event the Parties are unable to agree on the Final Net Working Capital of the Business on or before twenty (20) days after the Closing, the Final Net Working Capital of the Business as of the Closing Date shall be determined subsequently by Ernst & Young LLP (at the joint expense of Buyer and Seller) (the "E&Y DETERMINATION"). Buyer and Seller agree to use their reasonable best efforts to cause the E&Y Determination to be submitted to Buyer and Seller not later than thirty (30) days after the Closing Date. The Final Net Working Capital derived from such calculation by the Parties or by the E&Y Determination, as applicable, shall be final, conclusive and binding on the Parties, and a payment of any Excess Working Capital shall be made by Buyer and of any Working Capital Deficiency shall be made by Seller, as appropriate and in either case within ten (10) days of receipt of such calculation.

                                    ARTICLE 3

                        REPRESENTATIONS AND WARRANTIES OF
                           SELLER AND THE SHAREHOLDERS

         Seller and the Shareholders hereby jointly and severally represent and warrant to Buyer that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3), except as set forth in the disclosure schedules delivered by Seller to Buyer on the date hereof (the "SCHEDULES"). An event or matter will be deemed to be "MATERIAL," to have a "MATERIAL" change in or in respect of, to have a "MATERIAL ADVERSE EFFECT" or to be "MATERIALLY" affected if in the opinion of Buyer, acting reasonably, the loss that may reasonably be expected to occur to the Business or Buyer with respect to such event or matter, when taken together with all other related losses that may reasonably be expected to occur to the Business or Buyer as a result of any such events or matters, would exceed $20,000 in the aggregate; provided, however, that any such event or matter which constitutes a criminal violation of law shall be deemed to have a material adverse effect on Buyer. For purposes of this paragraph, the word "LOSS" shall mean any and all direct or indirect payments, obligations, assessments, losses, losses of income, liabilities, costs and expenses paid or incurred, or reasonably likely to be paid or incurred, or that are reasonably expected to occur, including without limitation, penalties, interest on any amount payable to a third party as a result of the foregoing, and any legal or other expenses reasonably expected to be incurred in connection with defending any demands, claims, actions or causes of action that, if adversely determined, could reasonably be expected to result in losses, and all amounts paid in settlement of claims or actions; provided, however, that losses shall be net of any insurance proceeds entitled to be received from a nonaffiliated insurance company on account of such loss (after taking into account any cost incurred in obtaining such proceeds). A Customer Contract is "MATERIAL" if during the twelve months ended the Closing Date such Customer Contract produced $20,000 of Gross Profit Margin less any bad debt specifically related to such Customer Contract. Any item intended to be disclosed must be identified with the particular representation or warranty it is intended to limit and shall not be deemed to limit any other representation, warranty or covenant in the Agreement. Nothing in the Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Schedules identify the exception with reasonable particularity and describes the relevant facts in reasonable detail to the satisfaction of Buyer. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other items itself). The Schedules will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 3.

         3.1 ORGANIZATION; AUTHORIZATION. Seller has been duly formed and is validly existing as a corporation under the laws of the State of Delaware and has full power and authority to own and operate the Business as it is now being conducted and to own and use the properties and assets related to the Business. Each of Seller and the Shareholders has the power and authority to enter into this Agreement and the Transfer Documents to which it is a party and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the Transfer Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action. This Agreement and the Transfer Documents to which Seller and the Shareholders are a party have been duly executed and delivered by Seller and the Shareholders and are the valid and binding obligations of Seller and the Shareholders enforceable against each in accordance with their respective terms.

         3.2 CONSENTS; ABSENCE OF CONFLICTS. Except as listed on Schedule 3.2, neither the execution and delivery of this Agreement or the other Transfer Documents by Seller, nor the consummation of the transactions contemplated hereby or thereby will (a) require consent or advance notice under (other than consents that have been obtained, copies of which have been furnished to

Buyer), violate or breach the terms of, cause a default under, conflict with or result in acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, any Legal Requirement, any Customer Contract or any Consultant Contract; (b) entitle any Person to exercise any preferential purchase or similar right (whether arising by law, contract or otherwise) that affects any of the Purchased Assets; (c) result in the creation or imposition of any Lien on any of the Purchased Assets; (d) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any existing consent, approval, authorization, license, permit, certificate or order of any governmental authority that adversely affects the Business; or (e) with the passage of time or the giving of notice or the taking of any action of any third party have any of the effects set forth in clause (a), (b), (c) or (d) of this
Section 3.2. Except as listed on Schedule 3.2, neither Seller nor its Affiliates have received any notice (written or oral) from any Person claiming that any consent (that has not been obtained and previously furnished to Buyer) is required to consummate the transactions contemplated by this Agreement or that a preferential purchase right or similar right exists with respect to any of the Purchased Assets.

         3.3 LITIGATION. There are no actions, suits or proceedings pending or, to the Knowledge of Seller, threatened against or affecting either the Business or any of the Purchased Assets or the consummation of the transactions contemplated hereby, at law or in equity, or before or by any governmental agency or instrumentality or before any arbitrator of any kind.

         3.4 COMPLIANCE WITH LAWS. Seller is in compliance with all applicable statutes, rules, regulations, ordinances, codes, orders, franchises, permits, and concessions, as such apply to the Business or the Purchased Assets. The Purchased Assets are in full compliance with all Legal Requirements.

         3.5 TITLE AND SUFFICIENCY OF PURCHASED ASSETS. Seller owns (and, upon consummation of the transactions contemplated by this Agreement and the Transfer Documents, Buyer will own) rights to use the Purchased Assets, free and clear of all Liens. Seller is the initial party to each Contract, or has validly succeeded to the rights of its predecessor(s) in interest thereto. None of the rights of Seller in the Contracts has been assigned or collaterally assigned or is affected by a security interest or similar encumbrance.

         3.6 INTERCOMPANY OBLIGATIONS. Neither the Purchased Assets nor the Assumed Obligations will include any intercompany obligations on any receivable from or payable to any shareholder, officer, or director of Seller or any Shareholder or any other Affiliate of Seller or any Shareholder.

         3.7 BOOKS AND RECORDS. The Books and Records accurately and completely reflect all transactions conducted by Seller and their Affiliates in the conduct of the Business.

         3.8 CONTRACTS. Exhibit B lists all Customer Contracts, Consultant Contracts, purchase orders, service agreements and all other contracts or agreements that relate to the Business. True and complete copies of each of the Customer Contracts and Consultant Contracts have been furnished to Buyer. With respect to each: (a) it is in full force and effect, and neither Seller, nor, to Seller's Knowledge, any other party thereto, is in breach, default or has otherwise failed to perform its obligations thereunder, and Seller does not have Knowledge of any event which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration thereunder; and (b) no party has any right to offset, discount or otherwise abate any amount owing thereunder. Upon consummation of the transactions contemplated hereby, Buyer shall succeed to all of Seller's rights and benefits with respect to each contract or agreement. Seller is not a party to any verbal contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed in Exhibit B. No unfilled Material Customer Contract obligating Seller to perform services will result in a loss to Seller upon completion of performance. Seller is not a party to any contract, agreement or other arrangement that was entered into on terms that would not be considered market standard if such arrangement was entered into in an arms-length transaction.

         3.9 TAXES. All returns and reports (including, without limitation, information and withholding returns and reports) of or relating to any federal, foreign, state, county, local or other tax, assessment or other governmental charge, including, without limitation, interest and penalties (all such returns and reports referred to as "TAX RETURNS" and such taxes, assessments and other governmental charges referred to as "TAXES") that were required to be filed by or with respect to Seller or the Purchased Assets for any period prior to the Effective Time, have been or will be duly and timely filed. All items of income, gain, loss, deduction and credit or other items required to be included in the Tax Returns with respect to the Purchased Assets have been timely filed, and all Taxes with respect to the Purchased Assets that have become due pursuant to such Tax Returns have been timely paid in full, including, without limitation, ad valorem taxes for 1998 and all prior tax years. Seller has delivered to Buyer true and correct copies of all invoices, if any, for 1998 ad valorem taxes attributable to the Purchased Assets.

         3.10 BILLS AND INVOICES. All bills due and other payments due with respect to the Purchased Assets have been paid in full or accrued in the ordinary course of business, and no labor, material or services has been provided or performed with respect to the Purchased Assets that has not been paid in full, or will not be paid in full by Seller in the Ordinary Course of Business.

         3.11 EMPLOYEE BENEFIT PLANS. Except as set forth on Schedule 3.11 hereto, Seller does not have and has never had any pension, profit sharing, deferred compensation or other employee pension or health or welfare benefit plan or arrangement relating to the operations of the Business. Seller does not contribute to or have an obligation to contribute to, nor has it had at any time within six years prior to the Closing Date contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA. All employee pension benefit plans and employee health or welfare benefits plans (as such terms are defined in ERISA, collectively "BENEFIT PLANS") have been administered in accordance with ERISA and the applicable provisions of the Internal Revenue Code of 1986, as amended (the "CODE"). There are no "accumulated funding deficiencies" within the meaning of ERISA or the Code or any federal excise tax or liability on account of any deficient fundings in respect of the Benefit Plans. No reportable event(s) (within the meaning of ERISA) or prohibited transaction(s) (within the meaning of the Code) has occurred in respect of the Benefit Plans. There are not threatened or pending any claims by or on behalf of the Benefit Plans or by any employee of Seller alleging a breach or breaches of fiduciary duties or violations of other applicable state or federal law which could result in liability on the part of either Seller or the Benefit Plans under ERISA or any other law, nor is there any basis for such a claim. The Benefit Plans satisfy all discrimination testing requirements. Except as set forth on Schedule 3.11 hereto, all returns, reports, disclosure statements and premium payments required to be made under ERISA and the Code with respect to the Benefit Plans have been timely filed or delivered. There are no outstanding issues with reference to the Benefit Plans, nor have there been any within the last five (5) years pending before the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation.

         3.12 EMPLOYEES AND EMPLOYEE RELATIONS. Schedule 3.12 hereto sets forth a complete (as of the date set forth therein) list of names, positions, and current annual salaries or wage rates and bonus and other compensation arrangements as of the date thereof of all of the NTPC Employees. Except as set forth on schedule 3.12 hereto, all NTPC Employees are full-time employees. The employee relations between Seller and the NTPC Employees are good. There are no pending or, to Seller's Knowledge, threatened employee strikes, work stoppages or labor disputes with respect to the NTPC Employees. No union representation question exists respecting any of the NTPC Employees, no collective bargaining agreement exists or is currently being negotiated by Seller, no demand has been made for recognition by a labor organization by or with respect to the NTPC Employees, no union organizing activities by or with respect the NTPC Employees are taking place, and none of the NTPC Employees is represented by any labor union or organization. There are no unfair practice claims against Seller before the National Labor Relations Board, or any strikes, disputes, slowdowns, or stoppages pending or, to Seller's Knowledge, threatened against or involving the Business, and none has occurred. Seller is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, and wages and hours. Seller is not engaged in any unfair labor practices. Except as set forth on Schedule 3.12, there are no pending or, to Seller's Knowledge, threatened Equal Employment Opportunity Commission claims, wage and hour claims, sexual harassment claims, unemployment compensation claims, workers' compensation claims or the like against Seller with respect to the Business. Buyer will not be subjected to any claim or liability for severance pay as a result of the transactions contemplated by this Agreement. Except as set forth on schedule 3.12 hereto, no present or former employee of Seller engaged in the Business has any claim against Seller on account of or for
(a) late or overdue overtime pay for any period on or before the Closing Date,
(b) late or overdue wages, salary, bonuses or amounts accruing under any employee pension benefit plan, or (c) late or overdue sick pay, severance pay, claims for unlawful discharge, holiday or vacation pay or paid time off.

         3.13 IMMIGRATION ACT. Seller is in compliance with the terms and provisions of the Immigration Act with respect to all NTPC Employees. For each employee (as defined in 8 C.F.R. 274a.1(f)) of Seller relating to the Business for whom compliance with the Immigration Act by Seller is required, Seller has obtained and retained a complete and true copy of each such employee's Form I9 (Employment Eligibility Verification Form) and all other records or documents prepared, procured or retained by Seller pursuant to the Immigration Act. Seller has not been cited, fined, served with a Notice of Intent to Fine or with a Cease and Desist Order, nor, to Seller's Knowledge, has any action or administrative proceeding been initiated or threatened against Seller, by reasons of any actual or alleged failure to comply with the Immigration Act.

         3.14 FINANCIAL INFORMATION; SUBSEQUENT EVENTS.

         (a) Attached as Schedule 3.14 are the financial statements (collectively the "FINANCIAL STATEMENTS"), including balance sheets, income statements and cash flow statements for that portion of Seller's operations that relate to the Business after giving effect to all intracompany adjustments and transactions which are set forth in detail in Schedule 3.14, prepared in accordance with GAAP for each of the years ended December 31, 1996 and 1997 and the interim eight (8) month period ended August 31, 1998, which is included in the 1998 proforma financial projections. The Financial Statements include allocations of general and administrative expenses necessary and appropriate to reflect the Business' operations on a stand alone basis. The Financial Statements have been reviewed by Goloboy, Hass & Company, P.C. The Financial Statements fairly present the financial position of the Business as of the respective dates thereof and the Business results of operations and cash flows for the periods indicated.

         (b) Events subsequent to December 31, 1997: Except as set forth on
Schedule 3.14(b), since December 31, 1997, there has not been any Material adverse change in the assets, liabilities, business, financial condition, operations, results of operations, or future prospects of the Business. Without limiting the generality of the foregoing, since that date:

                  (i) Seller has not sold, leased, transferred, conveyed, assigned or disposed of any of its Material assets, tangible or intangible, relating to the Business other than for a fair consideration in the Ordinary Course of Business;

                  (ii) Seller has not entered into any contract, lease, sublease, license or sublicense (or series of related contracts, leases, subleases, licenses and sublicenses) relating to the Business involving more than $20,000 outside the Ordinary Course of Business;

                  (iii) No party (including Seller) has accelerated, terminated, modified, or canceled any contract, lease, sublease, license or sublicense (or series of related contracts, leases, subleases, licenses and sublicenses) or notified Seller of such relating to the Business involving more than $20,000 to which Seller is a party or by which it is bound;

                  (iv) Seller has not imposed any Liens upon any of its assets, tangible or intangible relating to the Business;

                  (v) Seller has not made any capital expenditure (or series of related capital expenditures) involving more than $25,000 singly or $100,000 in the aggregate, relating to the Business;

                  (vi) Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other person (or series of related capital investments, loans, and acquisitions) involving more than $25,000 individually or $100,000 in the aggregate relating to the Business;

                  (vii) Seller has not created, incurred, assumed, or guaranteed any indebtedness (including capitalized lease obligations) involving more than $25,000 singly or $100,000 in the aggregate relating to the Business;

                  (viii) Seller has not delayed or postponed (beyond its normal practice) the payment of accounts payable and other liabilities relating to the Business;

                  (ix) Seller has not settled, canceled, compromised, waived, or released any right, claim action or proceeding (or series of related rights, claims, actions or proceedings) relating to the Business involving more than $20,000;

                  (x) Seller has not granted any license or sublicense of any rights under or with respect to any Intellectual Property relating to the Business;

                  (xi) Seller has not experienced any damage, destruction or loss (whether or not covered by insurance) to its property relating to the Business;

                  (xii) Seller has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business relating to the Business giving rise to any claim or right on its part against the person or on the part of the person against it;

                  (xiii) Seller has not entered into any employment contract or collective bargaining agreement relating to the Business, written or oral, or modified the terms of any existing such contract or agreement;

                  (xiv) Seller has not granted an increase outside the Ordinary Course of Business in the base compensation of any of its directors, officers, and employees relating to the Business;

                  (xv) Seller has not adopted any (A) bonus, (B) profit-sharing,
         (C) incentive compensation, (D) pension, (E) retirement, (F) medical, hospitalization, life, or other insurance, (G) severance, or (H) other plan, contract or commitment for any of its directors, officers, and employees relating to the Business, or modified or terminated any existing such plan, contract or commitment;

                  (xvi) Seller has not made any other change in employment terms for any of its directors, officers, and full-time staff employees relating to the Business;

                  (xvii) Seller has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business relating to the Business;

                  (xviii) There has not been any other Material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Business; and

                  (xix) Seller has not committed to do any of the foregoing.

         3.15 CONSULTANTS. Schedule 3.15 lists the names, payment rates and bonus and other compensation arrangements as of the date hereof for all of the Consultants who provide services for Seller in relation to the Business as an independent contractor. Such persons are independent contractors and not employees of Seller. Buyer will not be subjected to any claim or liability to such independent Consultants as a result of the transactions contemplated by this Agreement. No present or former independent contractor of Seller engaged in the Business has any claim against Seller on account of or for payments due for any period on or before the Closing Date which will not be paid in the Ordinary Course of Business.

         3.16 ANTICIPATED DEMAND FOR SERVICES. Seller is not aware of any significant curtailment or decrease in the demand for services relating to the Business and no party to any of the Customer Contracts has indicated that it will stop, or decrease the rate of, buying services under such Customer Contracts.

         3.17 TANGIBLE ASSETS. The Purchased Assets include all tangible assets specifically relating to or primarily used in the conduct of the Business as presently conducted. To Seller's Knowledge, each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

         3.18 REAL PROPERTY. Seller owns no real property relating to the Business. Schedule 3.18 lists and describes briefly all real property leased or subleased relating to the Business. Seller has delivered to Buyer correct and complete copies of the leases and subleases listed in Schedule 3.18 (as amended to date). With respect to each lease and sublease listed in Schedule 3.18:

                  (i) The lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

                  (ii) The lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing;

                  (iii) No party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  (iv) No party to the lease or sublease has repudiated any provision thereof;

                  (v) There are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                  (vi) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                  (vii) All facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and

                  (viii) The real property listed in Schedule 3.18 represents all of the real property necessary to operate the Business in the manner that it is currently being operated.

         3.19 INTELLECTUAL PROPERTY.

         (a) Seller is the sole and exclusive owner of all right, title and interest in and has good, valid and marketable title to, or, as to third party rights identified in Schedule 3.19, has obtained a license to use all Non-Software Intellectual Property necessary for the operation of the Business as presently conducted, free and clear of all mortgages, pledges, Liens, security interests, conditional sales agreements, encumbrances or charges of any kind. Each item of Non-Software Intellectual Property will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing hereunder.

         (b) Seller is the sole and exclusive owner of all right, title and interest in and has good, valid and marketable title to all NTPC Software Programs listed in Schedule 3.19 (representing all NTPC Software Programs owned or developed by Seller), free and clear of all mortgages, pledges, Liens, security interests, conditional sales agreements, encumbrances or charges of any kind. Each NTPC Software Program will be owned by Buyer on identical terms and conditions immediately subsequent to the Closing hereunder.

         (c) Schedule 3.19 sets forth all Third Party Software Programs licensed by Seller. Seller has obtained a license to use all Third Party Software Programs used in connection with, and incorporated into, the NTPC Software Programs or the Client Software Programs or used by Seller in relation to the Business and all use of each of such licensed Third Party Software Programs by Seller has been in full compliance with the respective license agreements or other rights of use.

         (d) Seller has delivered to Buyer correct and complete copies of all trademarks, service marks, trade names, copyrights, patents, registrations, applications, licenses, agreements, and permissions (as amended to date), and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each item of Non-Software Intellectual Property used in, or otherwise necessary for the conduct of, the Business as heretofore conducted:

                  (i) the identified owner possesses all right, title, and interest in and to the item;

                  (ii) the item is not subject to any outstanding judgment, order, decree, stipulation, injunction, or charge;

                  (iii) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending or, to the Knowledge of the Seller and the officers (and employees with responsibility for Intellectual Property matters) of the Business, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                  (iv) Seller has never agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

         (e) Schedule 3.19 sets forth the form and placement of the proprietary legends and copyright notices displayed in or on the Non-Software Intellectual Property and NTPC Software Programs. In no instance has the eligibility of the Non-Software Intellectual Property and NTPC Software Programs for protection under applicable copyright law been forfeited to the public domain by omission of any required notice or any other action.

         (f) Seller has enforced the trade secret protection program set forth in Schedule 3.19 as it relates to the Non-Software Intellectual Property and the NTPC Software Programs, and there has been no violation of such program by any person or entity. The Documentation relating to the NTPC Software Programs (except for end user manuals and other items generally delivered to end users),
(i) has at all times been maintained in strict confidence, (ii) has been disclosed by Seller only to employees having a "need to know" the contents thereof in connection with the performance of their duties to Seller and (iii) has not been disclosed to any third party.

         (g) All personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of NTPC Software Programs have executed nondisclosure agreements, the form of which is set forth in Schedule 3.19, and either (l) have been party to a written agreement with Seller that has accorded Seller full, effective, exclusive and original ownership of all NTPC Software Programs, or (2) have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller full, effective, and exclusive ownership of all NTPC Software Programs.

         (h) Schedule 3.19 contains a complete list of all software libraries, compilers and other third-party software used in the development of the NTPC Software Programs.

         (i) The NTPC Software Programs and the Client Software Programs will perform in accordance with the warranties set forth in Seller's licenses to, or agreements with, the end users.

         (j) The use of the NTPC Software Programs and the Client Software Programs and the license, sale or lease of the NTPC Software Programs and the Client Software Programs, or of any part thereof, or of any copy, or of any part thereof, do not and will not infringe on, or contribute to the infringement of, any copyright, trade secret, patents or any other exclusionary right, of any third party in either the United States or any foreign country. No person or entity has asserted against Seller a claim that the use, license, sale or lease of any NTPC Software Program or the Client Software Programs, or any part thereof, infringes or contributes to the infringement of any patent claim, copyright or trade secret right of any third party in either the United States or any foreign country, and Seller is not aware of any Basis for any such claim.

         (k) Except with respect to demonstration or trial copies, no portion of the NTPC Software Programs or the Client Software Programs contains or will contain any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access; to disable or erase software, hardware, or data; or to perform any other such similar actions.

         (l) Except as set forth in Schedule 3.19, Seller has made available to Buyer correct and complete copies of all third party licenses, sublicenses, agreements, and permissions (as amended to the date hereof) as to Non-Software Intellectual Property and Third Party Software Programs licensed or sublicensed to Seller (collectively, the "LICENSES"). Except as set forth in Schedule 3.19, with respect to each such License:

                           (i) the License is legal, valid, binding, enforceable and in full force and effect;

                           (ii) the License will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing;

                           (iii) no party to the License is in breach or default and no event has occurred which with notice or lapse or time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                           (iv) no underlying item of the property covered by the License is subject to any outstanding judgment, order, decree, stipulation, injunction, or charge;

                           (v) no charge, complaint, action, suit, proceedings, hearing, investigation, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of any underlying item of the property covered by the License; and

                           (vi) except as may have been necessary in preparing and delivering a Client Software Program, in accordance with the terms of the applicable client engagement, Seller has not granted any sublicense or similar right with respect to any License.

         (m) The NTPC Software Programs (i) are year 2000 compatible, which shall include, but is not limited to, date data century recognition, and calculations that accommodate same century and multi-century formulas and date values; (ii) operate or will operate in accordance with their specifications prior to, during and after the calendar year 2000; and (iii) shall not end abnormally or provide invalid or incorrect results as a result of date data, specifically including date data which represents or references different centuries or more than one century.

         3.20 NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable relating to the Business are reflected properly on the Financial Statements, are valid receivables subject to no setoffs or counterclaims, are presently current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller.

         3.21 INSURANCE. Schedule 3.21 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Seller has been a party, a named insured, or otherwise the beneficiary of coverage in each case relating to the Business at any time within the past three (3) years:

         (a) The name, address, and telephone number of the agent;

         (b) The name of the insurer, the name of the policyholder, and the name of each covered insured;

         (c) The policy number and the period of coverage;

         (d) The scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

         (e) A description of any retroactive premium adjustments or other loss-sharing arrangements.

         With respect to each such insurance policy: (A) the policy is legal, valid, binding, and enforceable and in full force and effect; (B) the policy will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms through the Closing Date; (C) Seller is not in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Seller has been covered during the past three (3) years by insurance in scope and amount customary and reasonable for the Businesses during the aforementioned period. Schedule 3.21 describes any self-insurance arrangements affecting the Business.

         3.22 BROKERS' FEES. Except for Lyons and Associates, Inc., of Granby, Connecticut, Seller does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         3.23 DISCLOSURE. The representations and warranties contained in this
Section 3 along with the Schedules and any other information, statement or certificate provided by Seller do not contain any untrue statement of fact or omit to state any fact necessary in order to make the statements and information contained in this Section 3 not misleading.

                                   ARTICLE 3A

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         3.1A ORGANIZATION; AUTHORIZATION; QUALIFICATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has full corporate power and authority to own and operate its business as it is now being conducted and to own and use its properties and assets. Buyer has the power and authority to enter into this Agreement and the Transfer Documents and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the Transfer Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action. This Agreement and the Transfer Documents have been duly executed and delivered by Buyer and are the valid and binding obligations of Buyer enforceable against it in accordance with their respective terms.

         3.2A ABSENCE OF CONFLICTS. Neither the execution and delivery of this Agreement or the Transfer Documents by Buyer, nor the consummation of the transactions contemplated hereby and thereby will violate or breach the terms of, cause a default by Buyer under, conflict with or result in acceleration or right to accelerate under (a) any Legal Requirement or (b) the charter documents of Buyer.

                                    ARTICLE 4

                           CLOSING CONDITIONS; CLOSING

         4.1 CLOSING. Subject to the terms and conditions of this Agreement, the transactions described and provided for in this Agreement shall be consummated at a closing (the "CLOSING") that shall take place at the offices of Buyer in Houston, Texas commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby or such other date as Buyer and Seller may mutually determine (the "CLOSING DATE"); provided, however, that the Closing Date shall be no later than November 13, 1998, which date may be extended with the mutual consent of Buyer and Seller.

         4.2 CONDITIONS TO CLOSING.

         (a) The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing Date of the following conditions; provided, Buyer, in its sole discretion, may (without waiving any of its other rights hereunder) waive any of the following conditions and elect to proceed with the Closing:

                  (i) The representations and warranties of Seller and the Shareholders set forth in Article 3 shall be true and correct in all Material respects at and as of the Closing Date;

                  (ii) The Seller and the Shareholders shall have performed and complied with all of their respective covenants hereunder in all Material respects through the Closing;

                  (iii) Seller shall have procured all of the governmental or third party consents and approvals disclosed or required to be disclosed in the Schedules including any landlord consents related to any rental property;

                  (iv) The Seller and the Shareholders shall have delivered to Buyer a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Section 4.2(a)(i)-(iii) is satisfied in all respects;

                  (v) No order shall have been entered and remain in effect in any action or proceeding before any federal, state, foreign, or local court or governmental agency or other federal, state, foreign, or local regulatory or administrative agency or commission that would prevent or make illegal the consummation of the transactions contemplated to occur at the Closing;

                  (vi) Seller shall have paid or made arrangements satisfactory to Buyer for the payment of all wages, salaries, and associated taxes, accrued to all of the NTPC Employees and the Key Employees. Seller shall be responsible for wage information reports (Form W-2 and 1099 reports) for wages paid by Seller to its employees and independent contractors;

                  (vii) Seller shall have released each of the NTPC Employees from its employment agreement with Seller;

                  (viii) Substantially all NTPC Employees shall have agreed to become employees of Metamor Technologies, Ltd. or such other subsidiary of Buyer as designated by Buyer after the Closing;

                  (ix) Buyer shall have completed, and be satisfied in its sole discretion with the results of, its interviews with those employees of Seller to be mutually agreed upon by Buyer and Seller;

                  (x) Buyer shall have completed, and be satisfied in its sole discretion with the results of, its interview with Caterpillar Inc.;

                  (xi) Marc A. Elfman, P.C. of Simonds, Winslow, Willis & Abbott, counsel to Seller, shall have delivered a legal opinion substantially in the form attached hereto as Exhibit D;

                  (xii) No Material adverse change shall have occurred in connection with the Business or the future prospects of the Business; and

                  (xiii) Buyer shall be satisfied that all authorizations, notices and consents necessary for the consummation of the transactions contemplated hereby under any and all contracts, instruments or arrangements of Seller related to the Business have been obtained and/or delivered pursuant to the terms of such contracts, instruments or arrangements.

         (b) The obligation of Seller and the Shareholders to consummate the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing Date of the following conditions; provided, Seller and the Shareholders, in their discretion, may (without waiving any of its other rights hereunder) waive any of the following conditions and elect to proceed with the
Closing:

                  (i) The representations and warranties set forth in Article 3A above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) No order shall have been entered and remain in effect in any action or proceeding before any federal, state, foreign, or local court or governmental agency or other federal, state, foreign, or local regulatory or administrative agency or commission that would prevent or make illegal the consummation of the transactions contemplated to occur at the Closing; and

                  (iv) Buyer shall have delivered to the Seller and the Shareholders a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Section 4.2(b)(i)-(ii) is satisfied in all respects.

         4.3 DOCUMENTS TO BECOME EFFECTIVE AT CLOSING. The following document and agreements, which are to be executed concurrently herewith, shall become effective as of the Closing Date in accordance with their terms:

                  (a) the Employment Agreement between John V. Hollinger and Buyer attached hereto in Exhibit E.

                  (b) the Non-Competition/No Solicitation Agreement between John
         V. Hollinger and Buyer attached hereto in Exhibit F.

                  (c) the Transition Agreement by and among Metamor, Buyer and Seller attached hereto in Exhibit G.

                  (d) the Sublease Agreement between Technical Staffing Solutions and Buyer attached hereto in Exhibit H.

                  (e) the General Conveyance, Assignment, Bill of Sale and Assumption Agreement between Buyer and Seller attached hereto in
         Exhibit I (the "ASSIGNMENT").

         4.4 ACTION TO BE TAKEN BY SELLER AT THE CLOSING. Subject to the terms and conditions of this Agreement, the following events shall occur at the
Closing:

         (a) Seller will execute and deliver to Buyer the following documents and instruments:

                  (i) evidence reasonably satisfactory to Buyer that the person or persons executing this Assignment and the Transfer Documents on behalf of Seller have the full right, power and authority to do so; and

                  (ii) the certificate required to be delivered pursuant to
         Section 4.2(a)(iv).

         (b) The Shareholders shall execute and deliver to Buyer the certificate required to be delivered pursuant to Section 4.2(a)(iv).

         (c) Possession of the Purchased Assets shall be made available by Seller to Buyer, and Seller shall deliver to Buyer at the Closing the Books and Records.

         (d) Seller shall accept the resignations of each of the NTPC Employees and the Key Employees.

         4.5 ACTIONS TO BE TAKEN BY BUYER AT THE CLOSING. Subject to the terms and conditions of this Agreement, Buyer shall cause the following events to occur at the Closing:

         (a) Buyer shall deliver the Cash Portion of the Purchase Price, as adjusted, by wire transfer to the account specified in writing by Seller at least one day before the Closing Date.

         (b) Buyer shall accept delivery of the Purchased Assets.

         (c) Buyer shall execute and deliver the certificate required to be delivered pursuant to Section 4.2(b)(iv).

         (d) Buyer will furnish Seller with evidence reasonably satisfactory to Seller that the person executing this Agreement and the Transfer Documents on behalf of Buyer has the full right, power and authority to do so.

                                    ARTICLE 5

                                 INDEMNIFICATION

         5.1 BUYER'S INDEMNITIES. From and after the Closing, Buyer shall absolutely and irrevocably indemnify, defend and hold harmless Seller, its Affiliates and their respective directors, stockholders, officers, employees, agents, consultants, representatives, successors, transferees and assignees (collectively, the "SELLER PARTIES") from, against and in respect of any and all of the following matters (herein collectively referred to as the "SELLER INDEMNIFIED LIABILITIES", and individually as a "SELLER INDEMNIFIED LIABILITY"):
(a) any and all Claims arising from, relating to, or associated with any representation or warranty made by Buyer in this Agreement or the Transfer Documents not having been true and correct as of the Closing Date; (b) any and all Claims arising from, relating to or associated with the ownership, use, possession, enjoyment, transfer or operation of each of the Purchased Assets and the Business after the Effective Time; (c) any and all Claims arising from, relating to or associated with any of the Assumed Obligations; and (d) any and all Claims arising from, relating to or associated with any failure by Buyer to perform its covenants under this Agreement; IN THE CASE OF (a), (b) AND (c) ABOVE, REGARDLESS OF BY WHOM ASSERTED, AND REGARDLESS OF WHETHER ANY CLAIM RESULTS SOLELY OR IN PART FROM THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE OF ANY OF THE SELLER PARTIES. The parties acknowledge and agree that any of the subsections in this Section 5.1 may be relied upon independently of and without regard to any other of such subsections more specifically or generally covering the same subject matter.

         5.2 SELLER'S AND SHAREHOLDERS' INDEMNITIES. From and after the Closing, Seller and the Shareholders shall, jointly and severally, indemnify, defend and hold harmless Buyer, Buyer's Affiliates and their respective directors, stockholders, officers, employees, agents, consultants, representatives, successors, transferees and assignees (collectively, the "BUYER PARTIES") from, against and in respect of any and all of the following described matters (herein collectively referred to as the "BUYER INDEMNIFIED LIABILITIES," and individually as a "BUYER INDEMNIFIED LIABILITY"): (a) any and all Claims arising from, relating to, or associated with any representation or warranty made by Seller or the Shareholders in this Agreement or the Transfer Documents not having been true and correct as of the Closing Date; (b) any and all Claims arising from, relating to or associated with any actions taken by Buyer to defend against, assume or discharge any debt, liability or obligation of Seller other than the Assumed Obligations; provided that Buyer shall deliver, or cause to be delivered, to Seller copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of such Claim and timely notices of any hearing or other court proceeding relating to such Claim, in which Seller shall have the right to participate as an observer only; (c) any and all Claims arising before or after the Closing Date from, relating to or associated with the ownership, use, possession, enjoyment, transfer, or operation of each of the Purchased Assets and the Business on or before the Effective Time for such asset including, without limitation, Claims relating to Taxes and Claims relating to non-compliance with any agreement or contract or applicable laws and obligations under agreements or contracts that are not an Assumed Obligation; and (d) any and all Claims arising from, relating to or associated with any failure by Seller or the Shareholders to perform their covenants under this Agreement; IN THE CASE OF (a), (b) AND (c) ABOVE, REGARDLESS OF BY WHOM ASSERTED, AND

REGARDLESS OF WHETHER ANY CLAIM RESULTS SOLELY OR IN PART FROM THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE BUYER PARTIES. The parties acknowledge and agree that any of the subsections in this
Section 5.2 may be relied upon independently of and without regard to any other of such subsections more specifically or generally covering the same subject matter.

         5.3 EXCEPTIONS TO BUYER AND SELLER INDEMNITIES.

         (a) Notwithstanding anything to the contrary set forth in Section 5.1, Seller Indemnified Liabilities shall not include any and all Claims to the extent same are attributable to a breach of any representation or warranty of either Seller or the Shareholders under this Agreement. Notwithstanding anything to the contrary set forth in Section 5.2, Buyer Indemnified Liabilities shall not include any and all Claims to the extent same are attributable to a breach of any representation or warranty of Buyer under the Agreement.

         (b) Notwithstanding anything to the contrary in Section 5.2, in no event shall Seller or the Shareholders be required to make indemnity payments pursuant to Section 5.2(a) that exceed the aggregate amount of the Consideration; provided, however, that the limitations contained in this Section
5.3 shall not apply to any Claim relating to the breach of a representation or warranty under any of Sections 3.1, 3.2, 3.4, 3.5 or 3.9 (as it relates to the payment in full of Taxes in a timely manner) or to a Claim for intentional fraud. The parties hereto acknowledge that each party shall have the benefit of all remedies available at law, in equity or otherwise, relating to a breach by any other party of this Agreement. Without limiting the generality of the foregoing, the parties hereby acknowledge and agree that monetary damages may not be sufficient to compensate Buyer for a breach by Seller or the Shareholders of their obligation to convey and transfer the Purchased Assets at the Closing. Thus, in the event of such a breach, the parties agree that Buyer shall be entitled to bring a suit for specific performance of Seller's and the Shareholders' obligations hereunder.

         5.4 PAYMENT; GENERAL RIGHT OF OFFSET. In the event Buyer is entitled to indemnification pursuant to Section 5.2, Buyer may, at its option, in lieu of obtaining a cash payment directly from the Shareholders or the Seller, offset against any Earn-Out Payment payable to the Seller the amount of any Buyer Indemnified Liability or any other payments to which Buyer or such other Buyer Party as may be entitled to indemnity hereunder may become entitled to by reason of the provisions of this Agreement. In the event that Buyer offsets more than the amount of any Buyer Indemnified Liability (as finally determined), Buyer shall be responsible to the Seller for such sums which should not have been subject to an offset. To the extent that the Earn-Out Payment is not sufficient to cover the amount of any such Buyer Indemnified Liability, the Shareholders and the Seller shall promptly pay to Buyer or such other Buyer Party as may be entitled to indemnity hereunder in cash the amount of any Buyer Indemnified Liability to which Buyer or such Buyer Party may become entitled to by reason of the provisions of this Agreement.

                                    ARTICLE 6

                            MISCELLANEOUS AGREEMENTS

         6.1 PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

         (a) General. Each of the Parties will use his or its reasonable best efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth herein).

         (b) Notices and Consents. Seller will give any notices to third parties required by this Agreement or the transactions contemplated hereby, and will obtain all third-party consents required by this Agreement or the transactions contemplated hereby or in connection with the matters pertaining to the Business disclosed or required to be disclosed in the Schedules. Seller will take additional actions that may be deemed necessary, proper, or advisable by Buyer in connection with any other notices to, filings with, and authorizations, consents, and approvals of governments, governmental agencies, and third parties that Seller may be required to give, make, or obtain as reasonably required by this Agreement or the transactions contemplated hereby in order that Buyer is able to conduct the Business in the same manner as it is currently being conducted.

         (c) Operation of Business. Seller will not engage in any practice, take any action, embark on any course of inaction, or enter into any transaction relating to the Business outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Seller will not engage in any practice, take any action, embark on any course of inaction, or enter into any transaction of the sort described in Section 3.14(b) above.

         (d) Preservation of Business. Seller will keep the Business substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

         (e) Full Access.

                  (i) Seller will permit representatives of Buyer to have access at reasonable times, and in a manner so as not to interfere with the normal business operations of Seller, to the headquarters office of Seller and all books, records, contracts, Tax records, and documents of or pertaining to the Business. Buyer's on-site investigation of the Business shall be limited to fifteen (15) business days, unless otherwise agreed to by Buyer and Seller in writing; provided, however, that such limitation of time shall not otherwise limit Buyer's investigation of the Business off-site. During Buyer's on-site investigation, Buyer shall not discuss any aspects of the operation of the Business with any employee of Seller, and Buyer shall direct all requests for information and material only through Bruce Backa, John Hollinger or Ryan LaPlante or such other persons as any of them shall designate in writing, unless otherwise agreed to by Buyer and Seller in writing. Buyer shall not contact or speak or correspond with any lender, customer, employee or other person associated in business with the Business without the written consent of Seller.

                  (ii) Upon completion of the accounting review and business, legal and accounting due diligence by Buyer and so long as this agreement has not been terminated, Buyer shall arrange with Seller a mutually agreeable time and place at which Buyer may conduct interviews with employees and/or customers of the Business mutually agreed to by Buyer and Seller. Such interviews shall be in strict conformity with a format mutually agreed to by Buyer and Seller and shall take place and be completed wholly within the last five (5) days prior to Closing.

         (f) Notice of Developments. Seller will give prompt written notice to Buyer of any material development affecting the Purchased Assets, liabilities, business, financial condition, operations, results of operations, or future prospects of the Business. Each Party will give prompt written notice to the others of any material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement. No disclosure by any Party pursuant to this Section 6.1(f) however, shall be deemed to amend or supplement the Exhibits or the Schedules or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         (g) Designation of Purchased Assets. On or before the Closing Date, Seller will designate those Purchased Assets that are located in or on the facilities of Seller as assets to be transferred to Buyer pursuant to this Agreement by affixing labels, stickers or such other notice to such assets as will readily identify such assets as the Purchased Assets. Seller agrees that those Purchased Assets may remain on Seller's premises following the Closing until such time as Buyer has made arrangements to move such Purchased Assets.

         (h) Exclusivity. Neither any of the Shareholders nor Seller will (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any (A) liquidation, dissolution, or recapitalization of the Seller in any manner likely to adversely affect the Business or the consummation of the transactions contemplated hereby, (B) merger or consolidation of the Seller in any manner likely to adversely affect the Business or the consummation of the transactions contemplated hereby, (C) acquisition or purchase of securities or assets of the Seller in any manner likely to adversely affect the Business, or (D) similar transaction or business combination involving the Business or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. Seller will notify Buyer immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         6.2 EMPLOYMENT OF NTPC EMPLOYEES. As of the Closing Date, Buyer shall offer employment to all of the NTPC Employees effective as of the Closing Date. Notwithstanding the foregoing, Buyer expressly reserves the right to evaluate its work force needs and to terminate the employment of any full time or part time employee for any reason whatsoever after the Closing Date with Buyer to assume all responsibility and liability for such action.

         6.3 EMPLOYEE BENEFIT MATTERS. The term "Employee" as used in this
Section 6.3 shall mean all full time active employees of Seller who are offered and accept employment with Buyer effective as of the Closing Date.

         (a) Except as provided in Section 6.3(g) hereof, effective as of the Closing Date: (x) Seller shall cause each Employee to cease to participate in each Benefit Plan listed on Schedule 3.11, and (y) Buyer shall cause each Employee to be provided with benefits on a basis consistent with Buyer's normal practice. Notwithstanding the foregoing, except as otherwise provided in this
Section 6.3, Buyer expressly reserves the right to modify or terminate any of its benefit plans or programs.

         (b) Except as provided in Section 6.3(g) hereof, effective as of the Closing Date: (i) Seller shall cause each Employee to cease to participate in Seller's welfare plans (as such term is defined in section 3(1) of ERISA ("PRIOR WELFARE PLANS"), and (ii) Buyer shall cause each Employee to be covered by each of the welfare plans in accordance with Buyer's policies (as such term is defined in section 3(1) of ERISA) that provides medical, mental health, dental, vision, life, or disability benefits maintained by Buyer ("BUYER'S WELFARE PLANS"). Except as provided in Section 6.3(g) hereof, effective as of the Closing Date: (i) Prior Welfare Plans shall be liable for any and all claims for benefits by Employees for expenses that are accepted by the insurance company that are incurred, or attributable to events that occurred, prior to the Closing Date, and (ii) Buyer's Welfare Plans shall be liable for any and all claims for benefits by Employees for expenses that are accepted by the insurance company that are incurred on or after the Closing Date but only to the extent such expenses are attributable to events that occurred after the Closing Date.

         (c) Effective as of the Closing Date: (i) Seller shall cause each Employee to cease to participate in Seller's vacation, paid time off and sick leave programs (collectively "SELLER'S PTO PLAN"), and (ii) Buyer shall cause each Employee to be covered by the program of vacation, sick leave, and paid time off benefits maintained by Buyer (or caused by Buyer to be newly established by Buyer).

         (d) Seller shall (i) effective as of the Closing Date, cause to be made any contributions that are required to be made under all retirement plans maintained by Seller that are qualified under Section 401(a) of the Code whose trust is intended to be exempt from tax under Section 501(a) of the Code ("PRIOR QUALIFIED PLANS") for the period prior to the Closing Date, (ii) effective as of the Closing Date, cause each Employee to cease to participate in and accrue benefits under Prior Qualified Plans, and (iii) as soon as practicable after the Closing Date, pay each nonvested Employee 100% of his accrued benefits under Prior Qualified Plans. As soon as practicable after the Closing Date, Buyer shall take all action necessary and appropriate to extend coverage to each eligible Employee under the retirement plans intended to be qualified under
Section 401(a) of the Code whose trust is intended to be tax exempt under
Section 501(a) of the Code maintained by Buyer ("BUYER'S QUALIFIED PLANS") under the terms of Buyer's Qualified Plans.

         (e) Effective as of the Closing Date: (i) Seller shall cause each Employee to cease to participate in any program of workers' compensation subscribed to or maintained by Seller ("SELLER'S WORKERS' COMPENSATION"), and
(ii) Buyer shall cause each Employee to be covered by a program of workers' compensation, if any, maintained by Buyer ("BUYER'S WORKERS' COMPENSATION"). Effective as of the Closing Date: (i) Seller's Workers' Compensation shall be liable for any and all covered claims for workers' compensation benefits by Employees to the extent such claims are for injuries or diseases which commenced or occurred prior to the Closing Date, and (ii) Buyer's

Workers' Compensation shall be liable for any and all covered claims for workers' compensation benefits by Employees to the extent such claims are for injuries or diseases which commenced or occurred on or after the Closing Date.

         (f) Seller shall provide to all employees or former employees of Seller sufficient medical, mental health, vision, dental, and other group health plan benefits to satisfy the obligations, if any, of Seller and any corporation, trade, business or entity under common control with Seller within the meaning of
Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA, under the continuation of coverage provisions described in Section 4980B of the Code and Sections 601 through 608 of ERISA and any similar continuation of health coverage provisions under applicable state law ("COBRA COVERAGE").

         (g) Effective as of 12:00 a.m. Eastern time on November 15, 1998: (i) Seller shall cause each Employee to cease to participate in the medical and dental programs maintained by Seller as of the date hereof and a life insurance program providing for $15,000 of life insurance coverage maintained by Seller as of the date hereof ("CERTAIN PRIOR WELFARE PLANS"), and (ii) Buyer shall cause each Employee to be covered by each of Buyer's benefit plans relating to medical, dental and equivalent life insurance coverage ("CERTAIN BUYER'S WELFARE PLANS"). With respect solely to the insurance programs covered by this Section 6.3(g), effective as of 12:00 a.m. Eastern time on November 15, 1998: (i) Certain Prior Welfare Plans shall be liable for any and all claims for benefits by Employees for expenses that are accepted by the insurance company that are incurred, or attributable to events that occurred, prior to the Closing Date, and (ii) Certain Buyer's Welfare Plans shall be liable for any and all claims for benefits by Employees for expenses that are accepted by the insurance company that are incurred on or after the Closing Date but only to the extent such expenses are attributable to events that occurred after the Closing Date.

         6.4 WARN ACT. Buyer agrees and acknowledges that the purchase of the Purchased Assets constitutes the sale of one or more businesses within the meaning of the Worker Adjustment and Retraining Notification Act (the "WARN ACT") and the rules and regulations promulgated thereunder. Anything in this Agreement notwithstanding, Buyer agrees and acknowledges that for purposes of the Warn Act, any person who is an employee of Seller (other than part time employees, as defined under the Warn Act) engaged in the Business as of the Closing Date (which shall constitute the effective date of the sale within the meaning of the Warn Act) shall be considered an employee of Buyer for purposes of the Warn Act immediately after the Closing Date. With respect to such "deemed" employees, Buyer further agrees and acknowledges that Buyer will be responsible for all applicable notices and liabilities under the Warn Act resulting from the termination of any such employees on or after the Closing Date.

         6.5 CHANGE OF NAME. Promptly following the Closing, Seller shall use its best efforts on a continuing basis to change its corporate name to a name that is different from, and not confusingly similar to, "New Technology Partners Consulting" or "NTP Consulting." Following the Closing, Seller shall not use the name "New Technology Partners Consulting" or "NTP Consulting" or any other name used in connection with the Business or any logos, trademarks or servicemarks associated with the Business. Seller shall make reasonable efforts to minimize any confusion which may result prior to its name change, including without limitation, providing notice of the sale of the Business to corporate and industry publications. Seller shall execute and deliver such instruments and take all such other actions necessary for Buyer to realize the full use and potential of the names "New Technology Partners Consulting" and "NTP Consulting." Following the Closing, Buyer shall not use the name "NTP Consulting" and will use reasonable efforts to change any logos, trademarks or servicemarks in which such name is incorporated to reflect the name "New Technology Partners Consulting."

         6.6 WEBSITE. Following the Closing and not later than December 31, 1998, Seller shall remove from the Website all references to businesses of the Seller not related to the Business. Buyer shall provide Seller with system administration privileges to the Website until December 31, 1998 to allow Seller to remove such references from the Website.

         6.7 DOMAIN. Notwithstanding the transfer of title to the Domain contemplated by this Agreement, Seller shall retain physical control of and access to the Domain during the period from the Closing Date until December 31, 1998. Following the Closing, Seller shall forward all e-mails related to the Business received on the Domain to Buyer at the forwarding e-mail address provided by Buyer to Seller in accordance with the notice provisions of this Agreement. During the period from the Closing Date until December 31, 1998, Seller shall effect a domain transition in connection with the transfer of the Domain from Seller to Buyer (the "DOMAIN TRANSITION"). The Domain Transition, which shall be completed prior to December 31, 1998, shall accomplish the removal of the e-mail addresses of all employees of Seller not associated with the Business and the removal of all other aspects and characteristics of the Domain not related to the Business. On December 31, 1998, Seller shall deliver to Buyer the Domain, and Seller's access to and control of the Domain shall terminate.

         6.8 EXCLUSIVE DESIGNATION. Following the Closing, Buyer shall have exclusive rights to the use of the designation "1997 Microsoft's Solution Provider Partner of the Year - Worldwide" (the "DESIGNATION"). Following the Closing, Seller shall not use the Designation for any purpose or in any matter whatsoever, including without limitation in advertising, marketing or promotional materials.

         6.9 RECEIPT OF PAYMENT. From and after the Closing Date, Seller shall endorse and forward to Buyer at the following address all checks, payments, funds and other receipts, including, without limitation, payments for all accounts receivable, related to the Business (the "Post-Closing Receipts") that it receives:


                  Metamor Technologies, Ltd.
                  One North Franklin, Suite 1500
                  Chicago, Illinois  60606
                  Attention:  Melody Savage

         In no instance shall such Post-Closing Receipts be deposited into any bank account of NTP or any of its affiliates (the "NTP Bank Accounts"). In the event that any Post-Closing Receipts are deposited into any NTP Bank Account, NTP shall promptly deliver a check to Buyer in the amount of such deposit in accordance with the provisions of this Section 6.9.

         6.10 FORWARDING SERVICES. From and after the Closing Date, Seller shall forward all telephone calls, facsimiles, e-mail, mail and other requests, inquiries or information relating to the Business to the forwarding telephone number, facsimile number or mailing address, as appropriate, delivered by Buyer to Seller or in accordance with the notice provisions of this Agreement if no alternative instructions have been provided.

         6.11 FURTHER ASSURANCES. Following the Closing, to the extent that any of the Purchased Assets are not fully transferable according to their terms, Seller shall execute and deliver such instruments, undertake all actions necessary and notify Buyer of all actions required to be undertaken by Buyer in order to fully transfer such Purchased Assets to Buyer. Further, Seller shall provide any and all assistance to Buyer in order to cause all of the Purchased Assets to be fully transferred to Buyer.

         6.12 PAYMENT OF OBLIGATIONS. Following the Closing, Seller shall pay, discharge and otherwise satisfy all of Seller's obligations of any nature whatsoever, other than the Assumed Obligations, which directly or indirectly affect, impact or are related to the Purchased Assets or which otherwise hinder the transferability of the Purchased Assets.

         6.13 TRANSITION ASSISTANCE.

         (a) Seller shall provide routine assistance to Buyer in order to cause a smooth transition of the ownership and operation of the Purchased Assets and the Business from Seller to Buyer.

         (b) Seller shall discontinue its relationship with the NTPC Employees from and after the Closing Date, and Seller shall use commercially reasonable efforts to encourage the Consultants who are independent contractors to provide services for Buyer on substantially similar terms to the services provided by such Consultants prior to the Closing Date.

         6.14 COVENANT NOT TO COMPETE.

         (a) For a period of two (2) years from and after the Closing Date, neither Seller nor any of the Shareholders will engage directly or indirectly in any business that is substantially similar to that conducted by the Business within a one hundred (100) mile radius of any office of the Business now in existence; provided, however, that the foregoing restriction shall not apply to Kenneth D. Barfield working as an independent consultant providing technical services. Notwithstanding the foregoing, this Section 6.14(a) shall not prohibit Seller or any of the Shareholders from conducting those operations of Seller that are not part of the Business and do not compete with the services offered by the Business as of the Closing Date.

         (b) For a period of four (4) years from and after the Closing Date, neither Seller nor any of the Shareholders will (i) service or solicit any current or future customer of the Business and/or Buyer relating to any business that is substantially similar to that conducted by the Business or (ii) offer employment to or attempt to induce any director, officer, employee, agent, or customer of the Business and/or Buyer to terminate such relationship with the Business or Buyer.

         (c) If either Seller or any of the Shareholders commit a breach, or overtly threaten to commit a breach, of any of the provisions of Section 6.14(a) or (b) above, Buyer shall have the right and remedy to seek to have the provisions of Section 6.14(a) or (b) specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury and continuing damage to Buyer and its Affiliates, and that the exact amount of which would be difficult to ascertain and that in any event money damages will not provide adequate remedy and Buyer shall be entitled to seek to obtain injunctive relief restraining any violation of Section 6.14(a) or (b).

         (d) It is expressly understood and agreed that Buyer, the Shareholders and Seller consider the restrictions contained in Section 6.14(a) and (b) above to be reasonable and necessary for the purposes of preserving and protecting the business and goodwill purchased by Buyer.

         (e) If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 6.14 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         6.15 CONFIDENTIALITY. Seller and the Shareholders will hold confidential all of the Intellectual Property, and will deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Intellectual Property which are in their possession. Seller and the Shareholders agree that they will not use or disclose the Intellectual Property for any purpose. In the event that Seller or any of the Shareholders is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Intellectual Property, such party will notify Buyer promptly of the request or requirement prior to disclosure so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.15. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or any of the Shareholders is, on the advice of counsel, compelled to disclose any Intellectual Property to any tribunal or else stand liable for contempt, such party may disclose the Intellectual Property to the tribunal; provided, however, that such party shall use their commercially reasonable efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Intellectual Property required to be disclosed as Buyer shall designate.

         6.16 CONDUCT OF BUSINESS DURING EARN-OUT PERIOD. During the Earn-Out Period, Buyer (together with the Key Employees, as long as they remain employed by Buyer or its designee) shall be entitled to operate and manage the Business, consistent with prudent business practices.

         6.17 ACCESS. To the extent that any Books and Records are intermingled with the books and records of Seller's other operations, Seller shall make available that portion of the Books and

Records related to the Business as and when requested by Buyer, until such time as duplicate sets are provided to Buyer as set forth in Section 2.1(g) hereof.

         6.18 BROKERAGE FEES. Seller shall indemnify, hold harmless and defend the Buyer Parties from the payment of any and all brokers' and finders' expenses, commissions, fees or other forms of compensation which may be due or payable from or by Seller or its Affiliates, or may have been earned by any third party acting on behalf of Seller, and Buyer agrees to indemnify, hold harmless and defend Seller Parties from the payment of any and all brokers' or finders' expenses, commissions or fees or other forms of compensation which may be due or payable from or by Buyer or its Affiliates, or may have been earned by any third party acting on behalf of Buyer; in each case, in connection with the identification of the opportunity for the sale of the Purchased Assets or any portion thereof, the negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby.

         6.19 ASSIGNMENT. This Agreement and any of the rights or obligations hereunder may not be assigned by Seller without the prior written consent of Buyer. This Agreement and any of the rights or obligations hereunder may not be assigned by Buyer without the prior written consent of Seller, except that Buyer may designate a wholly-owned subsidiary to effect the transactions contemplated under this Agreement.

         6.20 NOTICES. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party hereto to another party hereto shall be in writing, and delivered personally or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged), or by facsimile transmission or by overnight courier, as follows:

         If to Seller or the Shareholders, addressed to:

                  New Technology Partners
                  1750 Elm Street, Suite 300
                  Manchester, New Hampshire 03104-2904
                  Attention: Bruce Backa
                  Telephone:        603/622-4400
                  Facsimile:        603/641-6934

         With a copy to:

                  Marc A. Elfman, Esq.
                  50 Congress Street, Suite 925
                  Boston, Massachusetts 02109-4002
                  Telephone:        617/227-4500
                  Facsimile:        617/227-1961

         If to Buyer, addressed to:

                  Metamor Worldwide, Inc.
                  4400 Post Oak Parkway, Suite 1130
                  Houston, Texas  77027
                  Attention:  Michael T. Willis
                  Telephone:        (713) 548-3400
                  Facsimile:        (713) 627-1059

         with a copy to:

                  Peter T. Dameris, Esq.
                  Margaret G. Reed, Esq.
                  Metamor Worldwide, Inc.
                  4400 Post Oak Parkway, Suite 1130
                  Houston, Texas  77027
                  Telephone:        (713) 548-4300
                  Facsimile:        (713) 627-1059

or to such other place and with such other copies as either party may designate as to itself by written notice to the others in accordance with this Section 6.20.

         6.21 CHOICE OF LAW. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the internal laws (and not the law of conflicts) of the State of Texas.

         6.22 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, together with all Annexes, Exhibits and Schedules hereto, constitutes the entire Agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless expressly agreed to in writing by the affected party.

         6.23 FACSIMILE/COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement and provide such requesting party with a full set of original signature pages for each of the parties hereto other than the requesting party within two (2) days of the original execution date hereof.

         6.24 EXPENSES OF THIS AGREEMENT. Each party hereto shall pay its own expenses incident to this Agreement including the fees and disbursements of counsel and other professionals and all action taken in preparation for carrying this Agreement into effect. Seller will pay all state and local transfer sales, use or other similar taxes involved in the transfer of the Purchased Assets.

         6.25 INVALIDITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

         6.26 HEADINGS; REFERENCES. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Any reference herein to an Article or Section shall be deemed to refer to the applicable Article or Section of this Agreement unless otherwise expressly stated herein. Any reference to a Schedule, Exhibit or Annex shall be deemed to refer to the applicable Schedule, Exhibit or Annex attached hereto, all such Schedules, Exhibits and Annexes being incorporated herein and made a part hereof by this reference.

         6.27 NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties hereto, their respective Affiliates and their successors and assigns permitted under this Agreement, and no provisions of this Agreement (other than the indemnified parties described in Sections 5.1 and 5.2) shall be deemed to confer upon any other Persons any remedy, claim, liability, reimbursement, cause of action or other right.

         6.28 NO MERGER. The terms and provisions of this Agreement (including, without limitation, the representations, warranties and covenants) shall not merge, be extinguished or otherwise affected by the delivery and execution of the Transfer Documents unless such document shall specifically so state and shall be signed by both Buyer and Seller.

         6.29 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties, covenants and indemnities set forth in this Agreement shall survive for a period of three (3) years following the Closing and the delivery of the Transfer Documents.

         6.30 FURTHER ASSURANCES. After the Closing Date, Seller and Buyer will take (and will cause their respective Affiliates to take) all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary to carry out any of the provisions of this Agreement.

                           [INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                  SELLER:

                                        NEW TECHNOLOGY PARTNERS, INC.

                                        By:      /s/ Bruce R. Backa
                                           ------------------------------------
                                        Name:    Bruce R. Backa
                                        Title:   President


                                  SHAREHOLDERS:

                                        /s/ Bruce Backa
                                        ---------------------------------------
                                        Bruce Backa


                                        /s/ Kenneth D. Barfield
                                        ---------------------------------------
                                        Kenneth D. Barfield

                                        /s/ John V. Hollinger
                                        ---------------------------------------
                                        John V. Hollinger

                                        /s/ Ryan LaPlante
                                        ---------------------------------------
                                        Ryan LaPlante

                                        /s/ Daniel M. Mayo
                                        ---------------------------------------
                                        Daniel M. Mayo

                                        /s/ Stephen Wolf
                                        ---------------------------------------
                                        Stephen Wolf


                                  METAMOR WORLDWIDE, INC.:

                                        By:          /s/ Peter T. Dameris
                                           ------------------------------------
                                        Name:    Peter T. Dameris
                                        Title:   Senior Vice President

                                  METAMOR TECHNOLOGIES, LTD.:

                                        By:          /s/ Peter T. Dameris
                                           ------------------------------------
                                        Name:    Peter T. Dameris
                                        Title:   Senior Vice President

                                    EXHIBIT A

                                   DEFINITIONS

         In addition to terms defined in the body of this Agreement, the following terms shall have the following designated meanings:

         "ACCOUNTS RECEIVABLE" shall mean all accounts receivable, notes receivable, loans receivable and advances, including those which are not evidenced by instruments or chattel paper, whether or not they have been earned by performance or have been written off or reserved against as a bad debt or doubtful account in any financial statements, together with (1) all instruments and all documents of title representing any of the foregoing and (2) all rights, title, security and guaranties in favor of the Seller with respect to any of the foregoing, in each case as related to the Business.

         "ADJUSTED EBIT" shall mean earnings before interest and taxes (prepared on an accrual basis of accounting and in accordance with generally accepted accounting principles, consistently applied), as further provided in Annex I hereto.

         "AFFILIATE" shall mean with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under a common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

         "ASSIGNMENT" shall have the meaning set forth in Section 4.3.

         "ASSUMED OBLIGATIONS" shall have the meaning set forth in Section 2.3.

         "BASIS" shall mean any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "BENEFIT PLANS" shall have the meaning set forth in Section 3.11.

         "BOOKS AND RECORDS" shall mean all financial, accounting and operating data and records relating to or used or held for use in the Business, including all schedules, work papers, books, records, notes, sales and sales promotional data, advertising materials, credit information, cost and pricing information, equipment maintenance data, purchasing records and information, supplier lists, business plans, reference catalogs, payroll and personnel records, stationery, purchase orders, sales forms, labels, catalogs, brochures, artwork, photographs, product display and other similar property, rights and information, in each case as related to the Business.

         "BUSINESS" shall have the meaning set forth in the recitals.

         "BUYER INDEMNIFIED LIABILITIES" shall have the meaning set forth in
Section 5.2.



                                    EXHIBIT A
                                     Page 1

         "BUYER PARTIES" shall have the meaning set forth in Section 5.2.

         "BUYER WELFARE PLANS" shall have the meaning set forth in Section
6.3(b).

         "BUYER'S QUALIFIED PLANS" shall have the meaning set forth in Section 6.3(d).

         "BUYER'S WORKERS COMPENSATION" shall have the meaning set forth in
Section 6.3(e).

         "CASH PORTION OF THE PURCHASE PRICE" shall have the meaning set forth in Section 2.2.

         "CLAIM" shall mean any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages (whether actual, consequential or punitive), including interest, penalties, reasonable attorney's fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

         "CLIENT SOFTWARE PROGRAM" shall mean any software program relating to the Business developed by Seller for a client on a work for hire basis pursuant to which the client has acquired and retains all intellectual property rights in such developed software.

         "CLOSING" shall have the meaning set forth in Section 4.1.

         "COBRA COVERAGE" shall have the meaning set forth in Section 6.3(f).

         "CODE" shall have the meaning set forth in Section 3.11.

         "CONFIDENTIAL INFORMATION" shall mean all confidential information and trade secrets, including, without limitation, the identity, lists or descriptions of any customers, referral sources or organizations; financial statements, cost reports or other financial information; contract proposals, or bidding information; business plans and training operations methods and manuals; personnel records; fee structure; and management systems, policies or procedures, including related forms and manuals, in each case as related to the Business.

         "CONSULTANT CONTRACTS" shall mean all employment, consulting, non-competition, confidentiality, non-solicitation or similar restrictive agreements between Seller and a Consultant or NTPC Employee.

         "CONTRACT" shall mean any contract or agreement (whether written or oral) related to the Business.

         "CORPORATE NAMES" shall mean "New Technology Partners Consulting" and "NTP Consulting."

         "CUSTOMER CONTRACT" shall mean any contract or agreement related to the Business related to (a) information technology or computer support services, (b) maintenance contracts for application software; (c) maintenance support arrangements, (d) reengineering and refurbishment arrangements;


                                   EXHIBIT A

(e) consulting arrangements; (f) any other contract for computer support services; and (g) agreements related to any other services provided by Seller relating to the Business.

         "CUSTOMER-RELATED DATA" shall mean all marketing materials, brochures and programs, including all materials which bear the Corporate Names or the logos of NTPC, and all customer lists, sales records, credit data and other information relating to present and past customers of the Business.

         "DOCUMENTATION" shall mean, with respect to a software program, the source code (with comments), as well as any pertinent commentary or explanation prepared to render such materials understandable and usable by a trained computer programmer, any programs (including compilers), "workbenches," tools and higher level (or "proprietary") language necessary for the development, maintenance and implementation of the software program, and any and all prepared and deliverable materials relating to the software program, including without limitation all notes, flow charts, programmer's or user' manuals.

         "DOMAIN" shall mean the domain "ntp.com" maintained by Seller.

         "EARN-OUT PAYMENT" has the meaning set forth in Section 2.5.

         "EARN-OUT PERIOD" has the meaning set forth in Section 2.5.

         "E&Y EARN-OUT PAYMENT DETERMINATION" has the meaning set forth in
Section 2.6.

         "EFFECTIVE TIME" shall mean 11:59 p.m., Houston time, on the Closing Date.

         "EMPLOYEE" shall have the meaning set forth in Section 6.3.

         "ERISA" shall meant the Employee Retirement Income Security Act of 1974, as amended.

         "EXCLUDED LIABILITIES" shall have the meaning set forth in Section 2.4.

         "FINANCIAL STATEMENTS" shall have the meaning set forth in Section
3.14.

         "GROSS PROFIT MARGIN" shall mean the gross profit relating to the Business as customarily set forth on the Financial Statements.

         "INTELLECTUAL PROPERTY" shall mean all (a) trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (b) patents, patent applications, and provisional applications, including all continuations, divisionals and related applications, (c) copyrights and registrations and applications for registration thereof, (d) computer software, data, and documentation, (e) to the extent legally protectable, trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing


                                   EXHIBIT A
and cost information, business and marketing plans, and customer and supplier lists and information), (f) to the extent legally protectable, other proprietary rights, and (g) copies and tangible embodiments thereof (in whatever form or medium), specifically relating to or primarily used in the Business.

         "KEY EMPLOYEES" shall mean John V. Hollinger, Ryan LaPlante and such other employees as mutually agreed upon by Buyer and Seller.

         "KNOWLEDGE" shall mean that which is known or understood or should have been known or understood after reasonable investigation and inquiry, which inquiry shall include an inquiry of the employees of Seller with responsibility for the matters in question.

         "LEGAL REQUIREMENT" shall mean any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directive or requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls).

         "LICENSE" shall have the meaning set forth in Section 3.19.

         "LIEN" shall mean any lien, pledge, condemnation award, claim, restriction, charge, security interest, financing statement, mortgage or encumbrance of any nature whatsoever.

         "NET WORKING CAPITAL" shall mean the total current assets included in the Purchased Assets less the total current liabilities of Seller relating to the Business included in the Assumed Liabilities, further reduced by any long-term debt of Seller relating to the Business included in the Assumed Obligations, in each case as determined in accordance with generally accepted accounting principles, consistently applied.

         "NON-SOFTWARE INTELLECTUAL PROPERTY" shall mean Intellectual Property exclusive of software programs and their related Documentation.

         "NTPC EMPLOYEES" shall have the meaning set forth in the Recitals above.

         "NTPC SOFTWARE PROGRAM" shall mean any software program owned by Seller relating to the Business or, excluding Client Software Programs, developed by Seller relating to the Business for sale or licensing to the end-user.

         "ORDINARY COURSE OF BUSINESS" shall mean the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "PARTIES" shall mean Metamor Worldwide, Inc., a Delaware corporation, Metamor Technologies, Ltd., an Illinois corporation, New Technology Partners, Inc., a Delaware corporation, and the shareholders of New Technology Partners, Inc. as set forth on the signature page hereto.

         "PERSON" shall mean any natural person, firm, partnership, association, corporation, limited liability company, company, trust, entity, public body or government.



                                   EXHIBIT A

         "PERSONAL PROPERTY" shall mean all machinery, equipment, furniture and other tangible personal property (including computer software programs which are licensed under normal retail license terms or pursuant to a negotiated agreement).

         "PHONE NUMBER" shall mean the toll-free telephone numbers (800) 503-9766 and (888) 342-5687, which are maintained and operated in conjunction with the Business.

         "PRIOR QUALIFIED PLANS" shall have the meaning set forth in Section 6.3(d).

         "PRIOR WELFARE PLANS" shall have the meaning set forth in Section
6.3(b).

         "PURCHASED ASSETS" shall have the meaning set forth in Section 2.1.

         "RETAINED BUSINESS" shall have the meaning set forth in the Recitals above.

         "SELLER INDEMNIFIED LIABILITIES" shall have the meaning set forth in
Section 5.1.

         "SELLER PARTIES" shall have the meaning set forth in Section 5.1.

         "SELLER'S PTO PLANS" shall have the meaning set forth in Section
6.3(c).

         "SELLER'S WORKERS' COMPENSATION" shall have the meaning set forth in
Section 6.3(e).

         "TAXES" shall have the meaning set forth in Section 3.9.

         "TAX RETURNS" shall have the meaning set forth in Section 3.9.

         "THIRD PARTY SOFTWARE PROGRAM" means any software program developed by a third party and used by Seller in developing either a NTPC Software Program or a Client Software Program, or used by Seller in relation to the Business.

         "TRANSFER DOCUMENTS" shall mean the Assignment and any other document, instrument, affidavit or certificate executed by Seller and Buyer or their respective affiliates in connection with the transactions contemplated by this Agreement, to become effective in conjunction with the Closing.

         "WARN ACT" shall have the meaning set forth in Section 6.4.

         "WEBSITE" shall mean the website maintained by Seller located on the internet at the address http://www.ntp.com.

         "WORK IN PROGRESS" shall mean all services performed by Seller which relate to the Business and which have not been billed to the customers for such which services were performed.




                                   EXHIBIT A
                                     Page 5